Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-174703

PROSPECTUS

PRIME TIME TRAVEL, INC.

2,000,000 SHARES OF COMMON STOCK
OFFERING PRICE $.05 PER SHARE

The selling stockholders named in this prospectus are offering for resale 2,000,000 shares of our common stock at an offering price of $0.05 per share until our shares are quoted on the Over-the-Counter Bulletin Board (“OTC Bulletin Board”), and thereafter at prevailing market prices or privately negotiated prices. We will pay all expenses incurred in this offering (other than transfer taxes), and the selling stockholders will receive all of the net proceeds from this offering.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should carefully consider the factors described under the heading “Risk Factors” beginning on page 5 before investing in our common stock.

There is currently no public market for our common stock and we have not applied for listing or quotation on any public market. We have arbitrarily determined the offering price of $0.05 per share offered pursuant to this prospectus. The offering price bears no relationship to our assets, book value, earnings or any other customary investment criteria. After the effective date of the registration statement, we intend to try to identify a market maker to file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on the OTC Bulletin Board. However, there can be no assurance that our common stock will ever be quoted on the OTC Bulletin Board or that any market for our common stock will develop. We currently have no market maker who is willing to list quotations for our stock. There is no assurance that an active trading market for our common stock will develop, or if developed, that it will be sustained.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering. You should rely only on the information contained in this prospectus and the information we have referred you to. We have not authorized any person to provide you with any information about this offering, Prime Time Travel, Inc. or the shares of our common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it.

The date of this prospectus is December 23, 2011

TABLE OF CONTENTS

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including our financial statements and related notes, and especially the risks described under “Risk Factors” beginning on page 5. All references to “we,” “us,” “our,” “Prime Time Travel,” “Company” or similar terms used in this prospectus refer to Prime Time Travel, Inc.  Unless otherwise indicated, the term “fiscal year” refers to our fiscal year ending December 31. Unless otherwise indicated, the term “common stock” refers to shares of our common stock.

Corporate Background and Business Overview

We were incorporated in the state of Delaware on November 23, 2010 for the purpose of creating and managing trips to destination locations for youth basketball teams. Our offices are currently located at 809 Heavenly Lane, Cincinnati, OH 45238. Our telephone number is (513)-252-1577. Our “information only” website is http://www.primetimetravelsports.com.  The information that is or will be contained on our website does not form a part of the registration statement of which this prospectus is a part.

We have had limited operations.  To date, we have generated $98,155 in revenues from a tour to Hawaii that was conducted from July 7 to July 15, 2011.  From November 23, 2010 (inception) through December 31, 2010, we have incurred net losses of $613. As of December 31, 2010, we had total assets of $ 6,825 and total liabilities of $ 7,432. For the interim period ending September 30, 2011, we sustained losses of $24,126.  As of September 30, 2011, we had total assets of $15,874 and total liabilities of $607.  Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

To date, we have raised a total of $40,000 through the sale of shares of our common stock and to date we have spent an aggregate of $25,058.32 of such amount for incorporation fees, costs related to the sale of our securities, as well as legal, accounting and other fees related to the filing of the registration statement of which this prospectus forms a part.

We currently offer basketball travel package to youth athletes and parents/guardians in the Ohio Valley region including Ohio, Illinois, Indiana, Kentucky and Tennessee. This travel package includes all aspects of tours, including flights, hotels, local sports competition, meals and ground transportation. To date, we have conducted one tour to Kona, Hawaii, which was held from July 7 to July 15, 2011 and we earned revenues from this initial tour in the amount of $98,155. We have conducted only one (1) tour during the current fiscal year ending December 31, 2011 and do not anticipate conducting any more tours during the remainder of the year.  Further, we currently anticipate offering only one (1) tour during our fiscal year 2012.  The limited number of tours currently planned coupled with the fact that we are only likely to conduct tours during the summer time, as well as the limited amount of time devoted by each of our officers to our business, limit our ability to grow our business and generate additional revenues.

We ultimately intend to expand our tours beyond Hawaii as our sole destination-, as well as anticipate expanding tours to other sports such as soccer, volleyball, baseball and softball other than the United States within the three (3) years after we become a publicly reporting company-. We have not currently entered into any arrangements relating to the expansion of our tours to any location other than Hawaii or to include any other sport other than basketball.  No assurance can be given that we will be able to expand our tours as our business plan contemplates. Our officers and directors do not devote 100% of their time to the Company’s business.  Our President, Mr. Listerman devotes four (4) hours per week to our Company and our Secretary, Mr. Albaugh devotes one (1) hour per month to our Company.

Expenses relating to our tours occur shortly before and after a tour, and such expenses are currently difficult to estimate as such expenses depend on a variety of factors, particularly the number of participants in each tour. However, over the next twelve (12) months, we anticipate incurring an average of $1,379 of operational expenses, which include legal and accounting costs, expenses relating to our marketing activities, software development costs, server hosting and other miscellaneous costs which are anticipated to be in the aggregate amount of $16,550.  We also anticipate incurring an additional $28,000 in annual legal and accounting fees and expenses related to our compliance with the requirements to be imposed upon us as a public company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”),  In addition, once we become a publicly reporting company, we intend to take additional steps during the 12 months thereafter in order to generate additional revenues for our company, the costs of which are currently anticipated to be approximately $75,000. As such, upon becoming a publicly reporting company, we anticipate that our expenses will increase to approximately $9,962.50 per month, on average.

We currently do not have sufficient capital to enable us to continue to execute our business plan beyond the next twelve (12) months. Based on our estimated expenses, we anticipate that our current capital will only be sufficient for the next five (5) months. At the present time, we do not have plans to seek additional financing in order to conduct the business described in the section entitled, “Our Business”. It is intended that cash on hand and revenues generated will be used to pay our expenses and our President has committed, in writing, to fund and any shortfall we may incur during the next twelve (12) months of up to $50,000. Payment for some of our expenses and services may be in stock. We can offer no assurance that we will be successful in offering our services. In addition, any number of factors may impact our ability to further develop and expand our services, including our ability to obtain financing if and when necessary; market acceptance of our services; and our ability to gain a sufficient market share.  Our business will fail if we cannot successfully implement our business plan or if we cannot develop or successfully market our services.

Summary Financial Information

As of December 31, 2010
Revenues	$-
Operating Expenses	$613
Net Loss	$(613)
Total Assets	$6,825
Total Liabilities	$7,432
Total Stockholders’ Deficit	$(607)

Summary of the Offering

Shares of common stock being offered by the selling stockholders:	2,000,000 shares of our common stock.
Offering price:	$0.05 per share of common stock.
Number of shares outstanding before the offering:	8,000,000
Number of shares outstanding after the offering, if all the shares are sold:	8,000,000
Market for the common stock:
There is no public market for our common stock. After the effective date of the registration statement of which this prospectus is a part, we intend to seek a market maker to file an application on our behalf to have our common stock quoted on the OTC Bulletin Board. In order for such application to be accepted, we will have to satisfy certain criteria in order for our common stock to be quoted on the OTC Bulletin Board. There can be no assurance that our common stock will ever be quoted on the OTC Bulletin Board or that any market for our common stock will develop. We currently have no market maker that is willing to list quotations for our common stock. There is no assurance that a trading market will develop, or, if developed, that it will be sustained.

Use of Proceeds:
We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. The selling stockholders named herein will receive all proceeds from the sale of the shares of our common stock in this offering. Please see “Selling Stockholders” beginning on page 15.

Risk Factors:	See “Risk Factors” beginning on page 5 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.
Dividend Policy:	We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth could be seriously harmed. As a result, the price of our common stock could decline and you could lose all or part of your investment.

Risks Relating to Our Business

As a company with a limited history of operations, an evaluation of our business and prospects will be difficult.

We were incorporated on November 23, 2010.  Our business prospects are difficult to predict because of our limited operating history and unproven business strategy. We will encounter risks and difficulties frequently experienced by early-stage companies in rapidly evolving industries, such as the travel industry. Our business activities during the next 12 months will be focused on the implementation of our business plan. While we intend to focus on developing our e-commerce market in the near future and intend to expand into a number of other sports and to further expand our operations, no assurance can be given that we will be successful in implementing our business plan. We may not attain profitable operations and our management may not succeed in realizing our business objectives.

We are uncertain of our ability to function as a going concern and we may not be able to continue our operations in the future.

To date, we can provide no assurance that we will be able to execute our business plan as intended, or that we will be able to generate a sufficient amount of revenue, if any, from our business in order to achieve profitability.  It is not possible at this time for us to predict with assurance the potential success of our business. The revenue and income potential of our proposed business and operations are unknown. If we cannot continue as a viable entity, you may lose some or all of your investment in our common stock. Li & Company, our independent registered public accounting firm, has expressed substantial doubt about our ability to continue as a going concern. This opinion could materially limit our ability to raise additional funds by issuing new debt or equity securities or otherwise. If we fail to raise sufficient capital when needed, we will not be able to completely execute our business plan. As a result, we may have to liquidate our business and purchasers of our common stock may lose their entire investment. Potential purchasers of our common stock should consider our independent public accountant’s opinion about our ability to continue as a going concern when determining if an investment in us is suitable.

We may not be able to execute our business plan or stay in business without additional funding.

Our ability to further develop our business, and eventually, our ability to successfully generate sufficient operating revenues will depend on our ability to obtain the necessary financing to implement our business plan.  To date, we have raised a total of $40,000 through the sale of shares of our common stock, and believe that such amount is sufficient to fund our operations for the next 12 months, to develop our website and to establish profitable operations. However, we may require additional financing through the issuance of debt and/or equity in order to expand our operations or business plan and such financing, if required, may not be forthcoming.  As has been widely reported, global and domestic financial markets and economic conditions have been, and continue to be, disrupted and volatile due to a variety of factors, including the current weak economic conditions. As a result, the cost of raising money in the debt and equity capital markets has increased substantially, while the availability of funds from those markets has diminished significantly, even more so for smaller companies like ours. If such conditions and constraints continue, we may not be able to acquire additional funds either through credit markets or through equity markets and, even if additional financing is available, it may not be available on terms we find favorable.  At this time, there are no anticipated sources of additional funding in place. Failure to secure additional funding when needed will have an adverse effect on our ability to meet our obligations and remain in business.

We expect to suffer losses in the immediate future.

For the interim period ending September 30, 2011, we have incurred net losses of $24,126 and we expect to continue to incur operating losses in the immediate future. These losses will occur because we do not yet have sufficient revenues to offset the expenses associated with the implementation of our business plan, including the development of our website and business. We cannot guarantee that we will ever become successful in generating additional revenues in the future. We recognize that if we are unable to generate additional revenues, we will not be able to earn profits or continue operations and our business will most likely fail.

If our estimates related to expenditures are erroneous or inaccurate, our business will fail and you could lose your entire investment.

Our success is dependent in part upon the accuracy of our management’s estimates of expenditures for legal and accounting services, including those we expect to incur as a publicly reporting company, website development, advertisement, and administrative expenses, which management estimates to aggregate approximately $119,550 over the next 12 months. If such estimates are erroneous or inaccurate, or if we encounter unforeseen expenses and delays, we may not be able satisfactorily to execute our business plan, which could result in the failure of our business and a loss of your entire investment.

The interests of our controlling shareholder, who exerts significant influence over us, may conflict with ours.

Our largest shareholder, Andrew Listerman, is also our President and Chairman of the Board. Mr. Listerman directly owns 75% of our issued and outstanding common stock. The interests of Mr. Listerman may conflict or even compete with our interests and those of our shareholders. As a result of his substantial ownership of our outstanding common stock, Mr. Listerman will be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers, acquisitions or other extraordinary transactions. Mr. Listerman may also have interests that differ from those of other stockholders and may vote in a way with which stockholders may disagree and which may be adverse to their interests. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their stock as part of a sale of our company, and might ultimately affect the market price of our stock. Conversely, this concentration may facilitate a change in control at a time when other stockholders may prefer not to sell.

We are in a competitive market and our inability to compete could impact our ability to gain a market share, which could adversely affect our financial performance.

The travel industry is intensely competitive. We compete with more established companies engaged in the travel industry that have operated in the industry for a substantially longer period than us.  While these companies currently do not specifically target youth sports participants directly nor do they directly compete with us, these companies have greater financial resources than us and have the monetary capability to directly compete with us, if they so choose, by providing similar services as those currently offered by us.  If we are unable to distinguish ourselves from competitors, whether such competitors are large or more focused and smaller we may be unable to successfully compete, and accordingly, our business and financial performance will be adversely affected. In addition, we face significant competition from other distributors of travel services, including: (i) local, regional, national and international traditional travel agencies; and (ii) consolidators and wholesalers of airline tickets, lodging and other travel services.

If the market for sports travel contracts or does not continue to evolve, our financial condition and results of operations may suffer.

We believe that the market for sports-related travel is developing. As is typical for any evolving market, demand and market acceptance are subject to a high level of uncertainty and risk. It is also difficult to predict the market’s future growth rate, if any. If the market for sports travel contracts or does not continue to develop or if our business does not achieve or sustain market acceptance, our results of operations and financial condition could be materially and adversely affected.

If we lose the services of any of our suppliers, we may not be able to obtain alternative sources in a timely manner, which could harm our customer relations and adversely affect our overall revenues.

If any of our current suppliers cease doing business with us, we may not be able to obtain alternative sources in a timely or cost-effective manner. Due to the amount of time that it takes to qualify suppliers, we could experience delays in providing our services if we are required to find alternative suppliers. Any problems that we may encounter with the delivery, quality or cost of our services could damage our customer relationships and materially and adversely affect our business, financial condition or results of operations.

If we are unable to hire the additional personnel needed to properly establish our business, our growth prospects will be impaired and our operations will suffer.

Our business requires that certain key positions in our company be filled and our overall success depends on our ability to attract, develop and retain highly skilled personnel to fill these positions.  As a new company with very limited operating history, we may have difficulty in hiring the personnel required by us.  If we are unable to fill those key positions or if we fail to hire and retain the necessary personnel, our business will suffer and you may lose your entire investment.

We need to retain key personnel to support our service and ongoing operations.

The development and the marketing of our service will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued service of Andrew Listerman, our President and Chairman of the Board. The loss of Mr. Listerman’s services could negatively impact our ability to develop and sell our services, which could adversely affect our financial results and impair our operations.

Our officers and directors have no experience managing a company or business.

None of our officers and directors has managed a company including an early stage enterprise or any corporation or business. Further, none of our directors or officers have any direct experience in the travel industry beyond the single tour conducted to date or the limited tours that they may have been involved in as individuals prior to our inception. Our ability to operate successfully may depend on our ability to attract and retain qualified personnel with appropriate experience, who may be in great demand.

Our officers and directors lack experience in and with publicly traded companies.

While we rely heavily on our President and Chairman of the Board and Secretary, they have no experience serving as an officer or Director of a publicly traded company, or experience with the reporting requirements which public companies are subject to. Additionally, neither our President and Chairman of the Board or our Secretary have any experience with the financial accounting and preparation requirements of financial statements which we will be required to file on a quarterly and annual basis under the Exchange Act, once our Registration Statement, of which this prospectus is a part is declared effective. We plan to initially rely on our bookkeepers to help us create a system of accounting controls and procedures to maintain the Company’s accounting records, until such time, if ever, as we generate the revenues required to engage a separate Chief Accounting Officer, with accounting experience with publicly reporting companies. Consequently, our operations, earnings and ultimate financial success could suffer irreparable harm due to our executives’ ultimate lack of experience with publicly traded companies in general and especially in connection with their lack of experience with the financial accounting and preparation requirements of the Exchange Act.

Our officers and directors do not devote 100% of their time to the Company’s business.

Our officers and directors do not devote 100% of their time to the Company’s business.  Our President, Mr. Listerman devotes four (4) hours per week to our Company and our Secretary, Mr. Albaugh devotes one (1) hour per month to our Company.  As such, there is a risk that our officers and directors will not devote the requisite amount of time to the operations of our Company, thereby adversely effecting our results of operations and financial condition.

Interruptions in service from third parties could impair the quality of our service.

We rely on third-party service providers and third-party computer systems, including the computerized central reservation systems of the airline, lodging and car rental industries to make airline ticket, lodging and car rental reservations, and credit card verifications and confirmations. Other third parties provide, for instance, our data center, telecommunications access lines and significant computer systems and software licensing, support and maintenance services. Any interruption in these, or other, third-party services or deterioration in their performance could impair the quality of our service. We cannot be certain of the financial viability of all of the third parties on which we rely. For instance, we work with many vendors in the telecommunications industry and that industry is currently experiencing a severe economic downturn. If our arrangements with any of these third parties are terminated or if they were to cease operations, we might not be able to find an alternate provider on a timely basis or on reasonable terms, which could hurt our business.

We attempt to negotiate favorable pricing, service and confidentiality in our contracts with our service providers. These contracts usually have multi-year terms. However, there is no guarantee that these contracts will not terminate and that we will be able to negotiate successor agreements or agreements with alternate service providers on competitive terms. Further, the existing agreements may bind us for a period of time to terms and technology that become obsolete as our industry and our competitors advance their own operations and contracts.

If we fail to attract customers in a cost-effective manner, our ability to grow and become profitable may be impaired.

Our business strategy depends on increasing the overall number of consumer transactions in a cost-effective manner. In order to increase the number of consumer transactions, we must attract more visitors to our website and convert a larger number of these visitors into paying customers. We seek to identify new opportunities for future sales including online and social networking to expand the reach of our network. In addition, we will direct e-mail messages to high school and middle school coaches in our region and summer youth camps that our President has a long-standing relationship with. Relative to our primary competitors, we believe that the Prime Time Travel brand has not established equally broad recognition. As a result, it may be necessary to spend amounts on marketing and advertising to enhance our brand recognition and attract new customers to our website, and to successfully convert these new visitors into paying customers. In particular, we expect to spend $2,750 as marketing efforts within the next twelve (12) months. We cannot assure you that our marketing and advertising efforts will be effective in attracting new customers. If we fail to attract customers and increase our overall number of consumer transactions in a cost-effective manner, our ability to grow and become profitable may be impaired.

Our business strategy depends in part on our ability to identify and recruit coaches that will accompany our participants during each tour.  If we fail to engage coaches that will provide such services, our business may suffer.

We intend to differentiate ourselves from other similar companies throughout the country by offering a more personalized service to our participants.  In order to accomplish such, we must find qualified coaches who will agree to accompany our participants during our tours.  These coaches will be tasked with fostering sportsmanship among our participants and will be responsible for improving each participant's skills and sense of teamwork.  However, none of these coaches will be employed by the Company, whether on a full-time or part-time basis.   In addition, coaches that agree to accompany our participants during a tour will be compensated on a case by case basis and no fixed compensation will be offered to such coaches.  Such lack of compensation may affect our ability to engage qualified coaches to join our tours.  Our inability to retain coaches who will accompany our participants could result in cancellations of scheduled tours, and will negatively impact our business prospects and our ability to generate revenues.

Our service features may infringe on claims of third-party patents or other intellectual property rights, which could adversely affect our business.

We cannot assure you that others will not obtain and assert patents or other intellectual property rights against us affecting essential elements of our business. If intellectual property rights are asserted against us, we cannot assure you that we will be able to obtain license rights on reasonable terms or at all. If we are unable to obtain licenses, we may be prevented from operating our business and our financial results may therefore be harmed.

We are vulnerable to fluctuations in fuel costs.

Fuel prices and availability are subject to economic and political factors which are beyond our control. Increases in fuel costs usually lead to increases in prices for trips and reduced demand for travel. In response to the rising fuel prices, airlines may need to impose fuel surcharges on short, medium and long-haul flights, which could impact the overall prices for our trips and reduce demand for our travel services.

Risks Relating to Our Industry

Declines or disruptions in the travel industry, such as those caused by terrorism, general economic downturns, or strikes or bankruptcies within the travel industry could reduce our revenues.

Our business is affected by the health of the travel industry. Travel is sensitive to safety concerns, and thus declines after incidents of terrorism that affect the safety of travelers. For example, the terrorist attacks of September 11, 2001, which included attacks on the World Trade Center and the Pentagon using hijacked commercial aircraft, resulted in the cancellation of a significant number of travel bookings and a decrease in new travel bookings, which reduced  revenues for several of our competitors. The long-term effects of these events could include, among other things, a protracted decrease in demand for air travel due to fears regarding additional acts of terrorism, military responses to acts of terrorism and increased costs and reduced operations by airlines due, in part, to new security directives adopted by the Federal Aviation Administration or FAA. These effects, depending on their scope and duration, could significantly impact our long-term results of operations or financial condition.

In addition, travel expenditures are sensitive to business and personal discretionary spending levels.

Travel expenditures are sensitive to business and personal discretionary spending levels and tend to decline during general economic downturns (such as that which occurred in 2009), which could also reduce our revenues.

Other adverse trends or events that tend to reduce travel and may reduce our revenues include:

•	higher fares and rates in the airline industry or other travel-related industries;

•	labor actions involving airline or other travel suppliers;

•	political instability and hostilities;

•	fuel price escalation;

•	increased occurrence of travel-related accidents;

•	bankruptcies of travel suppliers and vendors; and

•	bad weather.

All of the above trends and events may adversely affect our business, results of operation, prospects and financial conditions of the business and hinder our ability to expand our business or become profitable.

Because our market is seasonal, our quarterly results will fluctuate.

It is anticipated that our business will experience seasonal fluctuations, reflecting seasonal trends for the services offered by us, as well as Internet services generally. Given that our tour is targeted toward students, our tour can only be conducted during school vacation periods – principally during the summer months and as such, demand for our tour offering will be low during the months of September to May.  In addition, scheduled family vacations during the summer and other traditional holiday or vacation periods may limit the participation of our targeted participants.   Moreover, travel costs during the summer tend to increase during such time, which may deter our potential participants from joining our offered tour. These factors could cause our revenues to fluctuate from quarter to quarter. Our results may also be affected by seasonal fluctuations in the inventory made available to us by travel suppliers.

Our business also depends on school spending programs relating to sports-related events.

Our sales and revenues also depend on school-spending programs. Many school district officials, including those in the Ohio region, are considering reducing or eliminating funding for schools. If such schools decide to reduce or exclude sports-related events, our business, financial condition or results of operations could be adversely affected.

Our business is exposed to risks associated with online commerce security and credit card fraud.

Consumer concerns over the security of transactions conducted on the Internet or the privacy of users may inhibit the growth of the Internet and online commerce. To transmit confidential information, we rely on encryption and authentication technology. Unanticipated events or developments could result in a compromise or breach of the systems we use to protect customer transaction data. Furthermore, our servers and those of our service providers may be vulnerable to viruses or other harmful code or activity transmitted over the Internet. While we proactively check for intrusions into our infrastructure, a virus or other harmful activity could cause a service disruption. In addition, while we currently do not have the ability to accept credit card payments online, we do intend to make such payment option available to our customers in the future and at that time, we will bear financial risk from reservations placed with fraudulent credit card data. Although we intend to implement anti-fraud measures, a failure to control fraudulent credit card transactions adequately could adversely affect our business. Because of our limited operating history, we cannot assure you that any anti-fraud measures we make will be sufficient to prevent material financial loss.

Relating to Regulatory Changes

We are subject to legal restrictions on our marketing practices and could become subject to additional restrictions on our marketing practices that could reduce the volume of our sales, which, in turn, could adversely affect our business, operations and financial condition.

The enactment of new legislation or regulations or amendment of existing legislation or regulations relating to marketing activities may make it more difficult for us to sell our services. For example, the federal “do not call” legislation has adversely affected our ability to market our services using telephone solicitation by limiting who we may call and increasing our costs of compliance.  Additional laws or regulations limiting our ability to market through direct mail, over the telephone or through internet and e-mail advertising may make it difficult to identify potential customers, which could increase our marketing costs.  Both increases in marketing costs and additional restrictions on our ability to market effectively could reduce our revenues and could have an adverse effect on our business, operations and financial condition.

Evolving government regulation could impose taxes or other burdens on our business, which could increase our costs or decrease demand for our services.

We must comply with laws and regulations applicable to online commerce. Increased regulation of the Internet or different applications of existing laws might slow the growth in the use of the Internet and commercial online services, which could decrease demand for our services, increase the cost of doing business or otherwise reduce our sales and revenues. The statutes and case law governing online commerce are still evolving, and new laws, regulations or judicial decisions may impose on us additional risks and costs of operations. In addition, new regulations, domestic or international, regarding the privacy of our users' personally identifiable information may impose on us additional costs and operational constraints.

Risks Relating to Our Common Stock

There is currently no public market for our securities, and there can be no assurance that any public market will develop or that our common stock will be quoted for trading.

There is no public market for our securities and there can be no assurance that an active trading market for the securities offered herein will develop after this offering by the selling stockholders, or, if developed, be sustained. After the effective date of the registration statement of which this prospectus forms a part, we intend to try to identify a market maker to file an application with the Financial Industry Regulatory Authority (“FINRA”) to have our common stock quoted on the OTC Bulletin Board.  We will have to satisfy certain criteria in order for our application to be accepted. There can be no assurance that our common stock will ever be quoted on the OTC Bulletin Board or that any market for our common stock will develop. We do not currently have a market maker that is willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our market maker’s application will be accepted. Our common stock may never be quoted on the OTC Bulletin Board, or, even if quoted, a public market may not materialize.

If our securities are not eligible for initial quotation, or if quoted, are not eligible for continued quotation on the OTC Bulletin Board or a public trading market does not develop, purchasers of the shares of common stock may have difficulty selling or be become unable to sell their securities should they desire to do so, rendering their shares effectively worthless and resulting in a complete loss of their investment.

Because we will be subject to “penny stock” rules if our shares are quoted on the OTC Bulletin Board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission (the “SEC”).  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges).  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules. If a trading market does develop for our common stock, these regulations will likely be applicable, and investors in our common stock may find it difficult to sell their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA rules require that, a stockbroker, in recommending an investment to a customer, have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, stockbrokers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low-priced securities will not be suitable for certain customers. FINRA requirements will likely make it more difficult for brokers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock. As a result, fewer brokers may be willing to make a market in our common stock, reducing a stockholder’s ability to resell shares of our common stock.

State securities laws may limit secondary trading, which may restrict the states in which you can sell the shares offered by this prospectus.

If you purchase shares of our common stock sold pursuant to this offering, you may not be able to resell the shares in a certain state unless and until the shares of our common stock are qualified for secondary trading under the applicable securities laws of such state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in such state. There can be no assurance that we will be successful in registering or qualifying our common stock for secondary trading, or identifying an available exemption for secondary trading in our common stock in every state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of our common stock in any particular state, the shares of common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the market for the common stock will be limited which could drive down the market price of our common stock and reduce the liquidity of the shares of our common stock and a stockholder’s ability to resell shares of our common stock at all or at current market prices, which could increase a stockholder’s risk of losing some or all of his investment.

If quoted, the price of our common stock may be volatile, which may substantially increase the risk that you may not be able to sell your shares at or above the price that you may pay for the shares.

Even if our shares are quoted for trading on the OTC Bulletin Board following this offering and a public market develops for our common stock, the market price of our common stock may be volatile. It may fluctuate significantly in response to the following factors:

•	variations in quarterly operating results;

•	our announcements regarding the achievement of milestones;

•	additions or departures of key personnel;

•	sales of common stock or termination of stock transfer restrictions;

•	changes in financial estimates by securities analysts, if any; and

•	fluctuations in stock market price and volume.

Your inability to sell your shares during a decline in the price of our stock may increase losses that you may suffer as a result of your investment.

Our President and Chairman of the Board beneficially owns a significant portion of our stock, and accordingly, may have control over stockholder matters, our business and management.

As of December 5, 2011 our President and Chairman of the Board, Andrew M. Listerman, beneficially owned 6,000,000 shares of our common stock, or approximately 75% of our issued and outstanding common stock. As a result, Mr. Listerman will have significant influence to:

•	elect or defeat the election of our directors;

•	amend or prevent amendment of our Certificate of Incorporation or bylaws;

•	effect or prevent a merger, sale of assets or other corporate transaction; and

•	affect the outcome of any other matter submitted to the stockholders for vote.

Moreover, because of the significant ownership position held by Mr. Listerman, new investors may not be able to effect a change in our business or management, and therefore, stockholders would have no recourse as a result of decisions made by management and the majority stockholders.

In addition, sales of significant amounts of shares held by Mr. Listerman, or the prospect of these sales, could adversely affect the market price of our common stock. Mr. Listerman’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

We arbitrarily determined the price of the shares of our common stock to be resold by the selling stockholders pursuant to this prospectus, and such price may not reflect the actual market price for the securities.

The initial offering price of $0.05 per share of common stock offered by the selling stockholders pursuant to this prospectus was determined by us arbitrarily. The price is not based on our financial condition and prospects, market prices of similar securities of comparable publicly traded companies, certain financial and operating information of companies engaged in similar activities to ours, or general conditions of the securities market. The price may not be indicative of the market price, if any, for the common stock that may develop in the trading market after this offering. The market price of the securities offered herein, if any, may decline below the initial public price at which our stock is quoted. Moreover, recently the stock markets have experienced extreme price and volume fluctuations which have disproportionately had a negative effect impact on smaller companies. In the past, securities class action litigation has often been instituted against various companies following periods of volatility in the market price of their securities. If instituted against us, regardless of the outcome, such litigation would result in substantial costs and a diversion of management’s attention and resources, which would increase our operating expenses and affect our financial condition and business operations.

Because we do not intend to pay any dividends on our common stock, holders of our common stock must rely on stock appreciation for any return on their investment.

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate paying any such dividends for the foreseeable future. Accordingly, holders of our common stock will have to rely on stock appreciation, if any, to earn a return on their investment in our common stock.

Additional issuances of our securities may result in immediate dilution to existing stockholders.

We are authorized to issue up to 95,000,000 shares of common stock, $0.000001 par value per share, of which 8,000,000 shares of common stock are currently issued and outstanding, and 5,000,000 shares of blank check preferred stock, par value $0.000001, of which none are issued and outstanding.  Our Board of Directors has the authority to cause us to issue additional shares of common stock, and to determine the rights, preferences and privileges of our preferred stock, without consent of any of our stockholders. We may issue either common or preferred stock in connection with financing arrangements or otherwise. Any such issuances will result in immediate dilution to our existing stockholders’ interests, which will negatively affect the value of your shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Forward-looking statements are often identified by words like: “believe,” “expect,” “estimate,” “anticipate,” “intend,” “project” and similar expressions or words which, by their nature, refer to future events. In some cases, you can also identify forward-looking statements by terminology such as “may,” “will,” “should,” “plans,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled Risk Factors beginning on page 5, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section beginning on page 32, and the section entitled “Our Business” beginning on page 22, as well as those discussed elsewhere in this prospectus.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. federal, state and any applicable foreign tax consequences relating to their investment in our securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling stockholders.

DETERMINATION OF THE OFFERING PRICE

There is no established public market for our shares of common stock. The offering price of $0.05 per share was determined by us arbitrarily. We believe that this price reflects the appropriate price that a potential investor would be willing to invest in our common stock at this stage of our operations. This price bears no relationship whatsoever to our business plan, the price paid for our shares by our founder, our assets, earnings, book value or any other criteria of value. The offering price should not be regarded as an indicator of the market price, if any, of the common stock that may develop in the trading market after this offering, which is likely to fluctuate.

See “Plan of Distribution” beginning at page 18 for additional information.

MARKET FOR OUR COMMON STOCK

Market Information

There is no established public market for our common stock.

After the effective date of the registration statement of which this prospectus forms a part, we intend to try to identify a market maker to file an application with the Financial Industry Regulatory Authority or FINRA, to have our common stock quoted on the OTC Bulletin Board. We will have to satisfy certain criteria in order for our application to be accepted. There can be no assurance that our common stock will ever be quoted on the OTC Bulletin Board or that any market for our common stock will develop. We do not currently have a market maker that is willing to participate in this application process, and even if we identify a market maker, there can be no assurance as to whether we will meet the requisite criteria or that our application will be accepted. Our common stock may never be quoted on the OTC Bulletin Board, or, even if quoted, a liquid or viable market may not materialize. There can be no assurance that an active trading market for our common stock will develop, or, if developed, that it will be sustained.

We have issued 8,000,000 shares of our common stock since our inception on November 23, 2010. There are no outstanding options or warrants or securities that are convertible into shares of common stock.

Holders

We had 34 holders of record of our common stock as of December 5, 2011.

Securities Authorized for Issuance under Equity Compensation Plans

We have not established any compensation plans under which equity securities are authorized for issuance.

DIVIDEND POLICY

We have not paid any dividends since our inception and do not anticipate the payment of dividends in the foreseeable future. At present, our policy is to retain earnings, if any, to develop and market our business. The payment of dividends in the future will depend upon, among other factors, our earnings, capital requirements, and operating financial conditions.

DILUTION

The shares of common stock to be sold by the selling stockholders are shares that are currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders as a result of the offering by the selling stockholders pursuant to this prospectus.

SELLING STOCKHOLDERS

The selling stockholders named in this prospectus are offering 2,000,000 shares of common stock offered through this prospectus. The selling stockholders acquired their securities between March 2011 to April 2011, through a private placement of our common stock effected pursuant to Regulation D and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), thus exempting such offering from the registration requirements of the Securities Act.

The following table provides as of  December 5, 2011, information regarding the beneficial ownership of our common stock held by the selling stockholders, including:

1.	The number and percentage of shares beneficially owned prior to this offering;

2.	The total number of shares to be offered hereby; and

3.	The total number and percentage of shares that will be beneficially owned upon completion of this offering.

All expenses incurred with respect to the registration of the offering by the selling stockholders of these shares of common stock (other than transfer taxes) will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholders in connection with the sale of such shares.

The common stock beneficially owned has been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any common stock covered by this prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock covered hereby.

For purposes of this table, beneficial ownership is determined in accordance with the SEC rules, and includes investment power with respect to common stock and common stock owned pursuant to warrants or options exercisable within 60 days, if applicable. Except as indicated below, the selling stockholders are not the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities.

We may require the selling stockholders to suspend the sales of the common stock offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

None of the selling stockholders:

(i)	has had a material relationship with us or any of our affiliates other than as a stockholder at any time within the past three years;

(ii)	served as one of our officers or directors; nor

(iii)	is a registered broker-dealer or an affiliate of a broker-dealer.

	Beneficial Ownership Prior to this Offering(1)		Number of Shares	Beneficial Ownership After Offering
Name of Selling Stockholder(3)	Number of Shares	Percent(2)	Being Offered	Number of Shares	Percent(2)
Mario Saab	37,500	0.47%	37,500	0	0.0%
Kiera Nunn	25,000	0.31%	25,000	0	0.0%
Joseph Adams	50,000	0.63%	50,000	0	0.0%
Thomas Cooley	37,500	0.47%	37,500	0	0.0%
Sarah Murrant	37,500	0.47%	37,500	0	0.0%
Evan White	50,000	0.63%	50,000	0	0.0%
Alfred Seaman	50,000	0.63%	50,000	0	0.0%
Oliver Brown	37,500	0.47%	37,500	0	0.0%
Sarah Adams	25,000	0.31%	25,000	0	0.0%
Michael Coolican	50,000	0.63%	50,000	0	0.0%
Michael Quackenbush	50,000	0.63%	50,000	0	0.0%
Justin Rushdi	37,500	0.47%	37,500	0	0.0%
Jocelyn McIsaac	25,000	0.31%	25,000	0	0.0%
Adam Secord	25,000	0.31%	25,000	0	0.0%
Catherine Corne	75,000	0.94%	75,000	0	0.0%
Robert Todd	375,000	4.69%	375,000	0	0.0%
Scott Mitmesser	25,000	0.31%	25,000	0	0.0%
Jack Ebel	25,000	0.31%	25,000	0	0.0%
Carrie Valentine	25,000	0.31%	25,000	0	0.0%
Josh Richardson	25,000	0.31%	25,000	0	0.0%
David Sharp	25,000	0.31%	25,000	0	0.0%
Harold Rodus	25,000	0.31%	25,000	0	0.0%
Doug Rhodus	25,000	0.31%	25,000	0	0.0%
Randall Logsdon	25,000	0.31%	25,000	0	0.0%
James Knight	25,000	0.31%	25,000	0	0.0%
Lisa Mudd	25,000	0.31%	25,000	0	0.0%
Todd Mitmesser	25,000	0.31%	25,000	0	0.0%
Phillip T. Wilson	25,000	0.31%	25,000	0	0.0%
Don Lane	50,000	0.63%	50,000	0	0.0%
Kevin Kruer	25,000	0.31%	25,000	0	0.0%
Bethany Todd	325,000	4.06%	325,000	0	0.0%
Henry Ray	25,000	0.31%	25,000	0	0.0%
Matthew Wagner	287,500	3.59%	287,500	0	0.0%
TOTAL	2,000,000	24,99%	2,000,000	0	0.0%
___________
*	Represents less than 1%

(1)
The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table.  The numbers in this table assume that the selling stockholders will not sell shares of common stock not being offered pursuant to this prospectus or purchase additional shares of common stock, and assumes that all shares offered are sold.

(2)	Applicable percentage of ownership is based on 8,000,000 shares of common stock outstanding as of December 5, 2011.
(3)	Each shareholder bearing a similar family name is an adult living at his/her own address.

PLAN OF DISTRIBUTION

This prospectus relates to the registration of 2,000,000 shares of our common stock on behalf of the selling stockholders named herein.

Each selling stockholder may sell some or all of his, her or its common stock at a fixed price of $0.05 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that our common stock will ever be quoted on the OTC Bulletin Board or that any market for our common stock will develop. Sales by the selling stockholders must be made at the fixed price of $0.05 until a market develops for our common stock.

The common stock may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers or dealers who act solely as agents. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary broker transactions, which may include long or short sales;

•	transactions involving cross or block trades on any securities or market where our common stock is trading;

•	purchases by brokers or dealers as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	at the market to or through market makers or into an existing market for the shares;

•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise);

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; or

•	any combination of the foregoing.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any broker, dealer or agent relating to the sale or distribution of the shares. We do not anticipate that either our selling stockholders or we will engage an underwriter in the selling or distribution of our shares.

We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $30,011.61.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Securities Exchange Act in their offer and sale of their shares of common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be underwriters, they must comply with applicable laws and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer, and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Any commissions received by broker-dealers and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

State Securities - Blue Sky Laws

Transfer of our common stock may be restricted under the securities regulations or laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the Blue Sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state Blue Sky-law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the shares of our common stock for an indefinite period of time.

Regulation M

We have informed the selling stockholders that Regulation M promulgated under the Exchange Act may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the shares or any right to purchase the shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the selling stockholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the selling stockholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the selling stockholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Regulation M may prohibit the selling stockholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so. We have advised the selling stockholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 95,000,000 shares of common stock, par value $0.000001 per share.

The holders of our common stock:

•	Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;

•	Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•	Do not have pre-emptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

•	Are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

The shares of common stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the common shares and they all rank at equal rate or  pari passu , each with the other, as to all benefits, which might accrue to the holders of the common shares. All registered stockholders are entitled to receive a notice of any general annual meeting to be convened by our Board of Directors.

At any general meeting, subject to the restrictions on joint registered owners of common shares, on a showing of hands every stockholder who is present in person and entitled to vote has one vote, and on a poll every stockholder has one vote for each share of common stock of which he is the registered owner and may exercise such vote either in person or by proxy. To the knowledge of our management, at the date hereof, our officer and directors are the only persons to exercise control, directly or indirectly, over more than 10% of our outstanding common shares. See “Security Ownership of Certain Beneficial Owners and Management.”

We refer you to our Certificate of Incorporation and Bylaws, copies of which were filed with the registration statement of which this prospectus is a part, and to the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our securities.

As of December 5, 2011 there were 8,000,000 shares of our common stock issued and outstanding.

Options, Warrants and Rights

There are no outstanding options, warrants, or similar rights to purchase any of our securities.

Preferred Stock

We are authorized to issue 5,000,000 shares of blank check preferred stock, par value $0.000001. As of December 5, 2011 there were no preferred shares issued and outstanding. Preferred stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by our Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions of our Certificate of Incorporation.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, into our business.

Transfer Agent

The transfer agent and registrar for our common stock is Action Stock Transfer. Their telephone number is (801) 274-1088. The transfer agent is responsible for all record keeping and administrative functions in connection with our issued and outstanding common stock.

SHARES ELIGIBLE FOR FUTURE SALE

There is no public market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect the market prices of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

We currently have outstanding an aggregate of 8,000,000 shares of our common stock. Of these shares, upon effectiveness of the registration statement of which this prospectus forms a part, the 2,000,000 shares covered hereby will be freely transferable without restriction or further registration under the Securities Act.

The remaining 6,000,000 restricted shares of common stock to be outstanding are owned by our officer and directors, known as our “affiliates,” and may not be resold in the public market except in compliance with the registration requirements of the Securities Act under an exemption from registration under Rule 144 under the Securities Act or in compliance with Rule 144 as promulgated under the Securities Act.

Rule 144

In general, under Rule 144 as currently in effect, a person who is not one of our affiliates and who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell the common stock held by such person, subject to the continued availability of current public information about us (which current public information requirement is eliminated after a one-year holding period).

A person who is one of our affiliates, or has been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock that are deemed restricted securities for at least six months would be entitled after such six-month holding period to sell his or her securities, provided that he or she sells an amount that does not exceed 1% of the number of shares of our common stock then outstanding (or, if our common stock is listed on a national securities exchange, the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale), subject to the continued availability of current public information about us, compliance with certain manner of sale provisions, and the filing of a Form 144 notice of sale if the sale is for an amount in excess of 5,000 shares or for an aggregate sale price of more than $50,000 in a three-month period.

Rule 144 is not available for resales of restricted securities of shell companies or former shell companies until one year elapses from the time that such company is no longer considered a shell company.

EXPERTS

The financial statements included in this prospectus, and in the registration statement of which this prospectus is a part, have been audited by Li & Company, PC an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the us, nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

LEGAL REPRESENTATION

The validity of the issuance of the common stock offered hereby will be passed upon for us by Gersten Savage LLP 600, Lexington Avenue, New York, New York 10022, included in the opinion letter filed as an exhibit to the registration statement of which this prospectus forms a part.

OUR BUSINESS

OVERVIEW

We have had limited operations and for the interim period ending September 30, 2011, we sustained losses of $24,126. We were incorporated in the state of Delaware on November 23, 2010 for the purpose of creating and managing trips to destination locations for youth basketball teams.

Our offices are currently located at 809 Heavenly Lane, Cincinnati, OH 45238. Our telephone number is 513-252-1577. Our website is http://www.primetimetravelsports.com which contains basic information. The information that is or will be contained on our website does not form a part of the registration statement of which this prospectus is a part.

OUR INDUSTRY

We are a travel service provider business.  The travel industry is very broad and  is comprised of large national chains such as Expedia.com, Orbitz.com, Hotels.com, as well as smaller companies, including niche business which focus on providing and managing trips for youth sports teams, such as Basketball Travelers, Inc., Travel International Sports, Proball Tours, Sports Authority WYBT and Costa Rica Sports Tours. The American Society of Travel Agents (“ASTA”), one of the largest associations of travel professionals, reports 25,000 members in 135 countries, most of whom are small businesses. The ASTA website (http://www.asta.org ) provides insight as to what is transpiring in the travel industry.  We compete in the smaller segment of the industry with companies that provide a more narrowly tailored service.

DESCRIPTION OF BUSINESS AND SERVICES OFFERED

We are currently engaged in the business of creating and managing trips to destination locations for youth basketball teams. Our objective is to become profitable as a leading internationally recognized provider of youth sports travel services, by leveraging innovative technology and strong supplier relationships to present the broadest selection of low fares and rates and providing a superior customer experience.

We organize all aspects of the tours including flights, hotels, meals, ground transportation, cultural activities and local competition. In rendering our services, we will utilize a wide network of contacts within the youth sports community, particularly high school and middle school coaches, to assist in our efforts to target potential tour participants.  While these coaches are not employed by the Company, we may request that they accompany us during our tours; however, there is no specific number of coaches that is required to join each tour.  For such services, coaches may be compensated for their services on a case by case basis, with no specific amount or type of compensation to be paid for services rendered.  In addition, we will direct e-mail messages to high school and middle school coaches in our region and summer youth camps that our President has a long standing relationship with.

We currently offer travel tours to youth basketball teams.  Our current tour offering is targeted toward students, and as such, can only be conducted during school vacations, principally the summer months.  Demand for our tour will be low, if any, during the months of September to May.  In addition, scheduled family vacations during the summer may limit the participation of our targeted participants.   Moreover, travel costs during the summer tend to increase, which may deter our potential participants from joining our offered tour.  Our current tour package is only offered on an annual basis.

To date, we have conducted one tour to Kona, Hawaii, which was held from July 7 to July 15, 2011.  Eighteen basketball players joined this initial tour, along with twenty-six adults and seven children. Of the twenty-six adults that joined this tour, three were coaches, one of whom was paid $4,500 for services rendered during the tour, as well as recruiting, marketing and consulting services rendered prior to such tour.  The two remaining coaches were compensated by the Company by providing subsidized flight and accommodations during the tour, without charge.

For fees paid by such participants, we provided and arranged for flights, hotels, meals, ground transportation, cultural activities, and local competition.

We intend to expand our tours in the future beyond Hawaii as our sole destination, as well as expand tours to other sports such as soccer, volleyball, baseball and softball within the three (3) years after we become a publicly reporting company.   However we have no current and defined expansion arrangements currently in place and no assurance can be given that we will be able to expand our tours as intended.

As part of our business plan, we intend on establishing long term relationships with providers of travel-related services. To date, we have executed agreements and secured relationships with American Airlines as well as Royal Kona Resort located in Kailua-Kona, Hawaii who have agreed to provide discounted airfare and accommodation costs for our 2011 tour.  While we do not have agreements in place with providers of travel-related services for our future tours, we are evaluating a number of  airlines and resorts that can serve as additional  providers for our future tours. Our ultimate decision on which airline(s) to affiliate will be based on several factors, the most critical one being  a flexible  change/cancellation policy on tickets that may be  held by us or our clients. Other factors such as schedules to popular destinations among our clientele or likely clientele as well as pricing will also be important considerations in selecting our airline partner(s). We also plan to establish long-term relationships with hotel partners in order to enable us to receive competitive rates.

In addition, we plan to increase our sales and customer base by cost-effectively acquiring new customers and increasing our market share in the niche sports travel industry.  Our current expectation is that sales will primarily be driven by affiliations of our individual officers with the Kentucky High School Athletic Association, the Ohio High School Athletic Association and other coaches associations as they generate greater participation for our tours through friends of individuals who have used our tour package, teammates of individuals who have used our tour package in other instances, and similar expansion through network marketing and word of mouth.  The strategy for our on-line component is to generate greater awareness for our tours through our website and also to create a greater ease of registration and payment for our participants.

Pricing

Our pricing strategy will be determined by market standards and compete with the existing service providers. For our July 2011 tour, we charged each athlete who participated $2,195 while each accompanying non-athlete parent was charged a fee of $1,695.  In addition, non-athlete children (siblings of a participant) who joined our tour were charged a fee of $1,295.  Each participant also paid $160 for the flight from Kona to Honolulu.  Our profit margin for this July 2011 tour was approximately 7%.

We expect that our pricing strategy will fluctuate according to hotel rates, airline fares and other suppliers’ costs. Such fluctuations will affect the prices for our services as we will attempt to maintain margins of no less than 10% on airline travel and of anywhere between 10% and 20% on all other services, such as hotel and land transportation services. We will attempt to create new partnership opportunities with hotel, airfare and ground transportation providers to ensure we can achieve the highest profit margins. However, costs for travelers are constantly fluctuating. In the event that transportation costs increase in a given year, we will have to pass along these added costs to tour participants in order to keep a consistent profit margin from each traveler. On the contrary, the costs of hotels and airfare for a given tour are determined months in advance of a given tour and therefore the pricing model for participants is set beforehand. For example, we expect to determine our tour package for 2012 in November 2011 and therefore we will reserve hotel and airfare and confirm relevant rates at that time. The price for participants will be determined based on the expenses to be incurred and any subsequent increases will not affect our revenues because our rates are locked in.

BUSINESS DEVELOPMENT TIMELINE

During the next 12-month period, we will focus on business development and executing the initial stage of our marketing effort. We will also be further developing our “information only” website. We will seek to increase our customer base by cost-effectively acquiring new customers and increasing our market share in the rapidly growing online travel industry.

In the fourth quarter of 2011, we will continue to focus on marketing the 2011-2012 academic school/sports season tour (“2012 Tour”). We expect that the projected marketing costs will be approximately $750.00.

In the first quarter of 2012, we will seek to attract additional participants to the 2012 Tour. We expect that the projected marketing costs will be approximately $500.00.

Our initial focus immediately following the 2011 tour has been to expose potential future participants to the benefits of the tours. We will post photos, videos and testimonials from the 2011 tour online on our website and implement a digital campaign through email and other online social networks to reach as many potential customers as possible.  We are exploring the feasibility of offering an “early bird” special for the 2012 tour. During the first quarter of 2012, we will utilize our wide network of contacts in the high school coaching ranks to publicize the 2012 Tour with advertising in season programs at schools throughout the region and at holiday tournaments held in December and January. We will also continue to promote our online component with e-blasts and continued promotion of our webpage through all promotional avenues.

In the second quarter of 2012, we will begin to finalize the development of our online presence and expand our marketing initiatives. We expect that the projected marketing costs will be approximately $500.00 and the projected costs associated with our online component will be approximately $1,150.

In the third quarter of 2012, we will seek to launch our new website and fully activate our marketing plan heading into 2012. We expect that the projected marketing costs will be approximately $1,000 and the projected costs associated with our online component will be approximately $800.00.

The Company is also in the process of organizing a greater number of trips to be conducted in 2012 when compared to 2011, specifically:

1.
Tour Scheduled for June 11-19, 2012 to Geneva, Switzerland -The Company intends to offer an 8 day trip to Geneva, Switzerland for both boys and girls basketball teams.  For this particular trip, the Company has been working to secure a fixed fee arrangement with various airlines and hotels.  In addition, the Company is currently in the process of putting together its game schedule and list of sights to see while in Geneva.

2.
Tour Scheduled for June 25-July 3, 2012 to Kona, Hawaii -  In cooperation with the head of the boys and girls soccer teams at Daviess County High School, the Company intends to conduct a tour to Kona, Hawaii for boys and girls basketball and boys and girls soccer teams.  The Company has secured bids for round-trip tickets from Louisville, KY to Kona.   In addition, the Company is in the process of arranging for accommodations at the Royal Kona Hotel.

3.
Tour Scheduled for July 7-14, 2012 to Nassau, Bahamas - Through the efforts of the Company’s director and secretary, Jon Albaugh, and local basketball promoter, Jeff Rodgers, the Company has arranged for a tour to Nassau, Bahamas for boys and girls basketball teams.  The Company is also planning to arrange for some of the exhibition games to be played in the newly renovated Kendal Isaacs National Gymnasium in Nassau, Bahamas.  The Company intends to seek bids for roundtrip tickets from Louisville, KY to Nassau, Bahamas and is in discussions with various beachside resorts for accommodations during such trip.

The Company further aims to arrange for a number of coaches to participate in the tours specified above.

In addition to the above, upon becoming a publicly reporting company, we anticipate incurring approximately $28,000 in annual legal and accounting fees and expenses related to our compliance with the requirements that will be imposed upon us under the Exchange Act.

Further, upon becoming a publicly reporting company, we intend to focus on the following steps for the 12 months thereafter in order to generate additional revenues for our company:

1) Grow tour participation through expanded marketing initiatives and advertising campaigns; we expect that the relevant expenses will be approximately $5,000.
2) Expand digital presence through our website and use of social media; we expect that the relevant expenses will be approximately $10,000.
3) Add two additional staff members as revenues increase with a focus on marketing and tour management; we expect that the aggregate annual salary to be paid to such staff members will be approximately $60,000 or $30,000 for each staff member.
4) Expand tours to include soccer;
5) Create new travel partnerships to lower costs on each participant allowing for a higher net per person; and
6) Add corporate sponsors for each tour that will receive advertising opportunities through the tours and directly targeted toward the 15-25 demographic of our participants.

As such, upon becoming a publicly reporting company, we anticipate that our expenses will be approximately $9,962.50 per month, on average.

We further intend to expand our tour offering within twenty-four months after becoming a publicly reporting company to include boys and girls volleyball and further, to include baseball and softball tour packages within thirty-six months after becoming a public company.  We also plan to expand our tours beyond Hawaii as our sole destination during the next three years.

We currently do not have sufficient capital to enable us to continue to execute our business plan beyond the next twelve (12) months. Based on our estimated expenses, we anticipate that our current capital will only be sufficient for the next five (5) months.  At the present time, we do not have plans to seek additional financing in order to conduct the business described herein.   It is intended that cash on hand and revenues generated will be used to pay our expenses and our President has committed, in writing, to fund and any shortfall we may incur during the next twelve (12) months of up to $50,000. Payment for some of our expenses and services may be in shares of our common stock. We can offer no assurance that we will be successful in offering our services. In addition, any number of factors may impact our ability to further develop and expand our services, including our ability to obtain financing if and when necessary; market acceptance of our services; and our ability to gain a sufficient market share.  Our business will fail if we cannot successfully implement our business plan or if we cannot develop or successfully market our services.

We can offer no assurance that we will be successful in developing and offering our services.  Any number of factors may impact our ability to develop our services, including our ability to obtain financing if and when necessary; the availability of skilled personnel; market acceptance of our services, if they are developed; and our ability to gain market share.  Our business will fail if we cannot successfully implement our business plan or if we cannot develop or successfully market our services.

COMPETITION AND COMPETITIVE STRATEGY

The travel market is continuously evolving and intensely competitive, and we expect competition to increase. We compete with a variety of companies with respect to the services that we offer, including: (i) other online affinity travel companies; (ii) consolidators and wholesalers of airline tickets and other travel services, particularly shopping clubs and online consolidators; (iii) local, regional, national and international traditional travel agencies; and (iv) operators of global distribution systems (“GDS”), which control the computer systems through which travel reservations historically have been booked.

We compete on the basis of ease of use, customer satisfaction, price, availability of rate, breadth of service offered, amount and accessibility of information. As the demand for online travel services grows, we believe that the range of companies involved in the online travel services industry, including traditional travel agencies, travel industry information providers, online portals and e-commerce providers, will increase their efforts to develop services that compete with our website. Many travel suppliers, such as airlines, lodging, car rental companies and cruise operators, also offer and distribute travel services, including services from other travel suppliers, directly to the consumer through their own websites. We believe that our limited focus will enable us to distinguish our offerings from the offerings of other companies, including larger companies and thus help us compete effectively in the travel services market for youth sports teams. However, we cannot assure you that our online operations will continue to compete successfully with any current or future competitors.

We plan to separate ourselves from our competition by targeting youth sports participants directly and creating competition tours . We will utilize a wide network of contacts within the youth sports community, including high school and middle school coaches, to directly target potential customers. In addition, we will direct e-mail messages to high school and middle school coaches in our region and summer youth camps that our President has a long standing relationship with.

While we believe that we are the only youth sports tour company in our region, we intend to differentiate ourselves from other similar companies throughout the country (such as Travel International Sports, Basketball Travelers, Proball Tours, Sports Authority WYBT and Costa Rica Sports Tours), by offering a more personalized service to our participants by placing a great deal of emphasis on sportsmanship and building camaraderie with our opponents.  In addition, our coaches aim to improve each participant's skills and sense of teamwork.  In order to foster camaraderie, our coaches also accompany all of the participants throughout the trip and on all activities during such trip.  In addition, among other things, our coaches drive vans to and from games, practices, and group outings; oversee practices; conduct meeting with parents and players prior to leaving for the tour; conduct daily meetings with players; provide supervision while at games, practices, group outings; and conduct nightly room checks.  We aim to accomplish this by arranging for meals with each of our participants and their opponents.  We also arrange for team gatherings on our off days and exchange gifts with our hosts/opponents and coaches.  Most tours do not provide such opportunities to get to know their hosts and build a connection with them on a personal level. Our goal is to offer a complete tour for each participants and one aspect is to ensure that all individual needs are satisfied. We offer each of our participants complete tour planning, including a variety selection of flight options, airport options and departure date options. This level of service is then shown in the rest of our offerings to participants as our number one goal is to provide an unparalleled tour that meets all of their needs and expectations.

We place great emphasis on testimonials from former participants as a demonstration of the experience we provide.

MARKETING & SALES STRATEGY

We intend to pursue a marketing campaign through direct e-mail messages to high school and middle school coaches in our region and through summer youth camps that we have personal and long-standing relationships with.

Our marketing strategy will also focus on using one of the top-ranked Internet search engines, Google, to drive traffic to our own web site. We plan to take advantage of the well-established Google Adwords marketing program http://www.google.com/intl/en/ads  that combines the placement of online ads on the search result pages of Internet users. Google uses an advertising methodology referred to as cost-per-click (“CPC”) in its Adwords program. Using this strategy will allow us to design our own ads, select target locations such as a city or state and use keywords in our ads. A keyword is a word that is used by an Internet user who is performing an online search to find out information on a specific topic. Our primary target market is focused on Internet users who already buy trips online. We plan to work with the web site development contractor to come up with a series of meta-tags for each of the pages of the web site. Meta-tags are keywords that are added to a web page to make it easier to find that specific web page by search engines, web browser software and other applications. The information is not intended to be seen by the casual Internet user. Search engines like Google and Yahoo are designed to seek out these keywords when someone is doing an Internet search for a specific topic. By including meta-tags such as “sports”, “travel”, “youth”, “basketball” “all star” “international” and “destination”, we will be able to help drive more traffic to our web site. As our business begins to gain customers and become known in the industry we plan to conduct our own online survey questionnaires from the home page of our web site.

Sales Revenue

Our revenues will be derived principally from sales of our tour package to youth basketball teams. Our tour package is normally comprised of: (i) air fare and ground transportation; (ii) lodging; (iii) meals; (iv) local competition; and (v) cultural activities. While we expect a considerable percentage of our fees to be originated by online sales, we anticipate that the majority of our fees will be driven by returning participants and affiliated schools.

SOURCES AND AVAILABILITY OF PRODUCTS AND SUPPLIES

We believe there are no constraints on the sources or availability of products and supplies related to the development of our business. However, any interruption in these, or other, third-party services or deterioration in their performance could impair the quality of our service and we cannot be certain of the financial viability of all of the third parties on which we rely.

PATENTS, TRADEMARKS AND LICENSES

Third parties may claim that we have infringed upon or misappropriated their proprietary rights. Although no litigation relating to such claims has arisen to date, such a claim and any resultant litigation could subject us to significant liability for damages. In addition, even if we prevail, the litigation could be time consuming and expensive to defend and could affect our business materially and adversely. Any claims or litigation from third parties may also limit our ability to use various patented business and data processes and hardware systems, service marks, trademarks, copyrights, trade secrets and other intellectual property subject to these claims or litigation, unless we enter into license agreements with the third parties. However, these agreements may be unavailable on commercially reasonable terms or not available at all. Furthermore, the validity of any patents that we may receive in the future may be challenged if such patents are asserted against third parties. There are no inherent factors or circumstances associated with this industry, or any of the services that we expect to be providing that would give rise to any patent, trademark or license infringements or violations.  We have not entered into any franchise agreements or other contracts that have given, or could give rise to obligations or concessions. We do not own, either legally or beneficially, any patents or trademarks, nor do we intend to apply for any in the near future.

EFFECT OF EXISTING OR PROBABLE GOVERNMENT REGULATION

We do not require any government approval for our services except for certain business operating licenses, which all companies are required to hold regardless of the type of business.

We will be subject to federal and state laws and regulations that relate directly or indirectly to our operations including federal securities laws. We will also be subject to common business and tax rules and regulations pertaining to the operation of our business.

Other than the licensing  requirements discussed above, there are no other types of  government  regulations  existing  nor are we aware of any such  regulations being contemplated that adversely affect our ability to operate.

RESEARCH AND DEVELOPMENT ACTIVITIES AND COSTS

We have not incurred any research and development costs to date. We have plans to undertake certain website development activities during the next 12 months related to the development of our website of approximately $1,950.  Upon becoming a publicly reporting company, we intend to further expand our digital presence through our website and the use of social media.  We anticipate that such expansion will cost an additional $10,000 beyond the current budget of $1,950.

EMPLOYEES

We have commenced only limited operations, and therefore currently have no employees beyond our President and Secretary.  We will consider retaining full-time management, marketing, sales support and administrative support personnel as our business and operations increase.

As our business and operations increase, we plan to hire full time management and administrative support personnel.

DESCRIPTION OF PROPERTY

We do not own interest in any real estate property. We are currently operating out of the premises of our President, who has agreed to provide such space to us at no charge for the next 12 months. We consider our current principal office arrangement to be adequate and will reassess our needs based upon the future growth of the Company.

REPORTS TO STOCKHOLDERS

We are not currently a reporting company, but upon effectiveness of the registration statement of which this prospectus forms a part, we will be required to file reports with the SEC pursuant to the Exchange Act. These reports include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You may obtain copies of these reports from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10 A.M. to 3 P.M. or on the SEC’s website, at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We will also make these reports available on our website once our website is completed and launched.

LEGAL MATTERS

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officer or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest. Our address for service of process is Vcorp Services, LLC 1811 Silverside Road, Wilmington, Delaware 19810, County of New Castle.

MANAGEMENT

The name, age and position of each of our current directors and executive officers are as follows:

Name	Age	Position
Andrew M. Listerman	35	President and Chairman of the Board of Directors
Jon D. Albaugh	32	Director and Secretary

Andrew M. Listerman -  Mr. Listerman is the founder of Prime Time Travel, Inc. and has served as our President and Chairman of the Board of Directors since our inception. Since 2007 Mr. Listerman has been employed as a business teacher at the Elder High School in Cincinnati, OH. He has been involved in the sports industry as an athletic director as well as an assistant boys’ basketball coach in several schools, including Elder High School (2007-present), Lexington Catholic High School (June 2006-August 2007, June 2002-June 2006, August 2001-June 2002, August 2001-June 2002), Covington Catholic High School (July 2000-June 2001) and Northern Kentucky University (August 1998-April 1999). He obtained a Master of Education in Sports Administration from Xavier University in 2000 and a Bachelor of Science in Business Education from Northern Kentucky University in 1999.

Jon D. Albaugh  -  Mr. Albaugh has served as our Director and Secretary since our inception. Since 2006, Mr. Albaugh has been employed by Lagardere Unlimited where he provides consulting services as senior events manager. He has consulted in the sports industry as an administrative assistant as well as an assistant boys’ basketball coach at Lexington Catholic High School (2000-2006). He obtained his Bachelor of Business Administration degree from the University of Kentucky in 2002.

Board Composition

Our Bylaws provide that the Board of Directors shall consist of at least two natural persons, and that our stockholders may, by resolution, change amend our Bylaws to change the number of directors. Each director serves for a term that expires until the next annual meeting of stockholders and until his successor shall have been elected and qualified, or until his earlier resignation, removal from office, or death.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our Board of Directors. Nor do we have an audit committee “financial expert.” As such, our entire Board of Directors acts as our audit committee and handles matters related to compensation and nominations of directors.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors, one of whom also serves as an officer of the Company. Thus, there is an inherent conflict of interest.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” Our determination of independence of directors is made using the definition of “independent director” contained in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market (“NASDAQ”), even though such definitions do not currently apply to us because we are not listed on NASDAQ. We have determined that neither Mr. Andrew M. Listerman or Mr. Jon D. Albaugh currently meet the definition of “independent” as a result of their current position as our executive officers.

Significant Employees

We have no significant employees other than our President and Secretary, as described above. Our President, Mr. Listerman devotes four (4) hours per week to our Company; our Secretary, Mr. Albaugh devotes one (1) hour per month to our Company.

Involvement in Certain Legal Proceedings

No director, person nominated to become a director, executive officer, of our company has, during the last ten years and no promoter or control person of our company has, during the last five years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

Stockholder Communications with the Board

We have not implemented a formal policy or procedure by which our stockholders can communicate directly with our Board of Directors. Nevertheless, every effort will be made to ensure that the views of stockholders are heard by the Board of Directors, and that appropriate responses are provided to stockholders in a timely manner. During the upcoming year, our Board will continue to monitor whether it would be appropriate to adopt such a process.

EXECUTIVE COMPENSATION

Other than as set forth below, we have not paid since our inception, nor do we owe, any compensation to current or former officers for their services. We have not entered into any arrangements or employment agreements with our current officers and we do not anticipate entering into any such arrangements or agreements with them or any future officer until we become a reporting company.

The following table sets forth the compensation paid by us for the period from inception until the fiscal year ending December 31, 2010 for our President and Secretary. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named executive officers.

						Non-	Nonqualified
						Equity	Deferred	All
						Incentive	Compensa-	Other
				Stock	Option	Plan	tion	Compen-
	Fiscal	Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Name and Principal Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	I	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Andrew Listerman President	2010	N/A	N/A	6	N/A	N/A	N/A	N/A	6
Jon Albaugh, Secretary	2010	N/A	N/A	N/A	N/A	N/A	N/A	N/A	0

*On December 15, 2010, the Company issued 6,000,000 shares of its common stock to its president as compensation. The Company valued the 6,000,000 common shares at the par value of $0.000001, or $6 in aggregate, as the Company is a newly formed corporation.

Outstanding Equity Awards at 2010 Fiscal Year-End

We do not currently have a stock option plan nor any long-term incentive plans that provide compensation intended to serve as an incentive for performance. No individual grants of stock options or other equity incentive awards have been made to our officers or directors since our inception; accordingly, none were outstanding at December 31, 2010.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are currently no employment or other contracts or arrangements with our officers. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers that would result from their resignation, retirement or other termination. We expect to start compensating our officers for their services subsequent to becoming a publicly reporting company and raising additional capital and/or achieving meaningful revenues.  In addition, there are no arrangements for our officers that would result from a change-in-control.

COMPENSATION OF DIRECTORS

We have not compensated our directors for their service on our Board of Directors since our inception. There are no arrangements pursuant to which directors will be compensated in the future for any services provided as a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not entered into any other transaction, nor are there any proposed transactions, in which our directors and officers, or any significant stockholder, or any member of the immediate family of any of the foregoing, had or is to have a direct or indirect material interest.

Our officers and directors may be considered promoters of the Company due to their participation in and management of the business since our incorporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of  December 5, 2011 for our officer and directors.  There is no other person or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the persons identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws, and the address for each person listed in the table is c/o Prime Time Travel, Inc., 809 Heavenly Lane, Cincinnati, Ohio.

The percentage ownership information shown in the table below is calculated based on 8,000,000 shares of our common stock issued and outstanding as of December 5, 2011. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Common Stock	Andrew M. Listerman (President and Chairman of the Board)	6,000,000	75%
	Jon D. Albaugh (Director and Secretary)	0	0%
	All officers and directors as a group (2 persons)	6,000,000	75%

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change in control of our Company.

We do not have any issued and outstanding securities that are convertible into our common stock. Other than the shares covered by the registration statement of which this prospectus is a part, we have not registered any shares for sale by stockholders under the Securities Act. None of our stockholders are entitled to registration rights.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the SEC’s opinion that such indemnification is against public policy as expressed in such act and is, therefore, unenforceable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operation should be read in conjunction with the financial statements and related notes that appear elsewhere in this prospectus. This discussion contains forward-looking statements and information relating to our business that reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties, including the risks in the section entitled Risk Factors beginning on page 5, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These forward-looking statements speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or achievements. Except as required by applicable law, including the securities laws of the United States, we expressly disclaim any obligation or undertaking to disseminate any update or revisions of any of the forward-looking statements to reflect any change in our expectations with regard thereto or to conform these statements to actual results.

Overview

We were incorporated in the state of Delaware on November 23, 2010.  We have generated limited revenues and have had limited operations to date. For the interim period ending September 30, 2011 we have incurred net losses of $24,126. For the interim period ending September 30, 2011, we had total assets of $15,874 and total liabilities of $607. Based on our financial history since inception (November 23, 2010), our independent auditor has expressed substantial doubt as to our ability to continue as a going concern.

During the 12-month period following the effectiveness of this Registration Statement, we will focus on business development and executing the initial stage of our marketing effort. We anticipate that revenues will be generated by selling our trip packages to youth basketball teams. We have generated revenues  in the amount of $98,155 from our recently concluded trip to Kona, Hawaii in July, 2011, in which eighteen basketball players participated, along with twenty-six adults and seven children.  Such revenues were derived from the participants as we charged each athlete who participated $2,195 while each accompanying non-athlete parent was charged a fee of $1,695 each.  In addition, children who joined our tour (i.e., non-athlete siblings) were charged a fee of $1,295.  Each participant also paid $160 for the flight from Kona to Honolulu. We incurred approximately $92,822 in expenses relating to such tour, which consisted of approximately $20,433 in lodging expenses, $58,312 in air travel expenses, $7,877 in van rental and other travel related expenses including gasoline, parking and meal expenses, $4,500 in fees paid for services rendered by one of the coaches who participated in such tour, $200 for fees paid to game officials and $1,500 for player uniforms.

Activities to date

A substantial portion of our activities to date has involved developing a business plan and establishing contacts and visibility in the marketplace.  Management has been preparing the conceptual design of the “information only web site” at www.primetimetravelsports.com.  Management has also registered our web site domain name. Further, management has researched the market for computer servers and a web hosting service.

We are currently operating out of the premises of our President, who has agreed to provide such space to us at no charge for the next 12 months. We consider our current principal office arrangement to be adequate and will reassess our needs based upon the future growth of the Company.

Expenditures

Below is breakdown of our anticipated budget for the next twelve months following the  effectiveness of the registration of which this prospectus forms a part.  The amounts below include an estimated $28,000 in annual legal and accounting fees, as well as the costs of additional steps to be undertaken by the Company upon becoming a publicly reporting company, as described under the “Business Development Timeline” section hereof, which is currently estimated to be approximately $75,000.

	Q4 2011	Q1 2012	Q2 2012	Q3 2012	TOTAL
Legal / Accounting	$6,700.00	$10,800.00	$6,500.00	$6,800.00	$30,800. 00
Marketing	$2,000.00	$1,750.00	$1,750.00	$2,250.00	$7,750.00
Software Development	$0.00	$0.00	$1,000.00	$500.00	$1,500.00
Website Development	$4,000.00	$2,000.00	$2,000.00	$2,000.00	$10,000.00
Server Hosting	$0.00	$0.00	$150.00	$300.00	$450.00
Telephone	$250.00	$400.00	$250.00	$250.00	$1,150.00
Support Staff	$15,000.00	$15,000.00	$15,000.00	$15,000.00	$60,000.00
Office Rental	$0.00	$0.00	$2,500.00	$2,500.00	$5,000.00
Office Supplies	$300.00	$500.00	$300.00	$400.00	$1,500.00
Miscellaneous Admin.	$300.00	$300.00	$300.00	$500.00	$1,400.00
TOTAL	$28,550.00	$30,750.00	$29,750.00	$30,500.00	$119,550

Results of Operations

During the period from inception (November 23, 2010) to December 31, 2010, our operating expenses were primarily comprised of general and administrative expenses in the amount of $613.  For the interim period ending September 30, 2011, our operating expenses primarily consisted of professional fees in the amount of $21,679 and general and administrative expenses of $7,780. For the interim period ending September 30, 2011, we have had net losses of $24,126.

At December 31, 2010, our assets solely consisted of cash in the amount of $6,825 and our liabilities were $7,432 consisting of $6,800 in customer deposits and $632 in accounts payable.  For the interim period ending September 30, 2011, our assets consisted of cash in the amount of $15,874 and our liabilities consisted of accounts payable in the amount of $607.  For the interim period ending September 30, 2011, we have sustained losses of $24,126.

We do not anticipate other expenses other than the expenses mentioned above and the expenses in connection with the issuance and distribution of the securities being registered hereby. Cash on hand and revenues will be used to pay any expenses and our President has committed, in writing, to fund any shortfall we may incur during the next twelve (12) months of up to $50,000.

Liquidity and Capital Resources

We have had a limited operating history by which to evaluate the likelihood of our success or our ability to exist as a going concern.  To date, we have generated minimal revenues from the recently concluded trip to Kona, Hawaii in July, 2011.

In the next twelve (12) months, we anticipate incurring an average of $1,379 of operational expenses, which include legal and accounting costs, expenses relating to our marketing activities, software development costs, server hosting and other miscellaneous costs which are anticipated to be in the aggregate amount of $16,548. We also anticipate incurring an additional $28,000 in annual legal and accounting fees and expenses related to our compliance with the requirements to be imposed upon us as a public company under the Exchange Act.  In addition, once we become a publicly reporting company, we intend to take additional steps during the 12 months thereafter in order to generate additional revenues for our company, the costs of which are anticipated to be approximately $75,000.   Such amount includes approximately $60,000 in anticipated salaries to be paid to two (2) staff members, each of whom will be paid $30,000 per year.   As such, upon becoming a publicly reporting company, we anticipate that our expenses will increase to approximately $9,962.50 per month.

We currently do not have sufficient capital to enable us to continue to execute our business plan beyond the next twelve (12) months.   Based on our estimated expenses, we anticipate that our current capital will only be sufficient for the next five (5) months.  At the present time, we do not have plans to seek additional financing in order to conduct the business described in the section entitled, “Our Business”. It is intended that cash on hand and revenues generated will be used to pay our expenses and our President has committed, in writing, to fund any shortfall we may incur during the next twelve (12) months of up to $50,000. We will require additional funding in order to continue operations beyond the first 12 months. If we do complete the implementation of our business plan, we may not be able to generate sufficient revenues to become profitable. Any period of growth and the start-up of the business are likely to be a significant challenge to us.  We may never secure any additional funding necessary to continue our operations.  At the present time, we have not made any arrangements to raise additional funds. If we need additional funds, we may seek to obtain additional funds through additional private placement(s) of equity or debt. We have no other financing plans at this time.

Going Concern Consideration

The report of our independent registered accounting firm expresses concern about our ability to continue as a going concern based on the absence of significant revenues, recurring losses from operations, and our need for additional financing in order to fund our projected loss in 2011.

Recently Issued Accounting Pronouncements

In May 2011, the FASB issued the FASB Accounting Standards Update No. 2011-04 “Fair Value Measurement” (“ASU 2011-04”).  This amendment and guidance are the result of the work by the FASB and the IASB to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards (IFRSs).

This update does not modify the requirements for when fair value measurements apply; rather, they generally represent clarifications on how to measure and disclose fair value under ASC 820, Fair Value Measurement, including the following revisions:

•
An entity that holds a group of financial assets and financial liabilities whose market risk (that is, interest rate risk, currency risk, or other price risk) and credit risk are managed on the basis of the entity’s net risk exposure may apply an exception to the fair value requirements in ASC 820 if certain criteria are met. The exception allows such financial instruments to be measured on the basis of the reporting entity’s net, rather than gross, exposure to those risks.

•	In the absence of a Level 1 input, a reporting entity should apply premiums or discounts when market participants would do so when pricing the asset or liability consistent with the unit of account.
•	Additional disclosures about fair value measurements.

The amendments in this Update are to be applied prospectively and are effective for public entity during interim and annual periods beginning after December 15, 2011

In June 2011, the FASB issued the FASB Accounting Standards Update No. 2011-05 “ Comprehensive Income (“ASU 2011-05”), which was the result of a joint project with the IASB and amends the guidance in ASC 220, Comprehensive Income, by eliminating the option to present components of other comprehensive income (OCI) in the statement of stockholders’ equity. Instead, the new guidance now gives entities the option to present all nonowner changes in stockholders’ equity either as a single continuous statement of comprehensive income or as two separate but consecutive statements. Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the amendments require entities to present all reclassification adjustments from OCI to net income on the face of the statement of comprehensive income.

The amendments in this Update should be applied retrospectively and are effective for public entity for fiscal years, and interim periods within those years, beginning after December 15, 2011.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

WHERE YOU CAN GET MORE INFORMATION

In accordance with the Securities Act of 1933, we are filing with the SEC a registration statement on Form S-1, of which this prospectus is a part, covering the securities being offering by the selling stockholders. As permitted by rules and regulations of the SEC, this prospectus does not contain all of the information set forth in the registration statement. For further information regarding both our Company and our common stock, we refer you to the registration statement, including all exhibits and schedules, which you may inspect without charge at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10 A.M. and 3 P.M., and on the SEC Internet site at  www.sec.gov . Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330.

PRIME TIME TRAVEL, INC.
(A Development Stage Company)

December 31, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Prime Time Travel, Inc.
(A development stage company)
Cincinnati, Ohio

We have audited the accompanying balance sheet of Prime Time Travel, Inc. (a development stage company) (the “Company”), as of December 31, 2010 and the related statements of operations, stockholder’s deficit and cash flows for the period from November 23, 2010 (inception) through December 31, 2010.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amount and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010, and the related statements of operations, stockholder’s deficit and cash flows for the period from November 23, 2010 (inception) through December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the financial statements, the Company has a deficit accumulated during the development stage at December 31, 2010 and had a net loss and net cash used in operating activities for the period from November 23, 2010 (inception) through December 31, 2010, respectively with no revenue earned since inception, all of which raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regards to these matters are also described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Li & Company, PC
Li & Company, PC

Skillman, New Jersey
June 3, 2011

Prime Time Travel, Inc.
(A Development Stage Company)
Balance Sheet

December 31, 2010
ASSETS
Current assets:
Cash	$6,825
Total current assets	6,825

Total assets	$6,825

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities:
Accounts payable	$632
Customer deposits	6,800
Total current liabilities	7,432

Stockholder’s Deficit:
Preferred stock, par value $.000001, 5,000,000 authorized, none issued and outstanding	-
Common stock, par value $.000001, 95,000,000 authorized, 6,000,000 shares issued and outstanding	6
Deficit accumulated during the development stage	(613)
Total stockholders' deficit	(607)
Total liabilities and stockholder’s deficit	$6,825

See accompanying notes to the financial statements.

Prime Time Travel, Inc.
(A Development Stage Company)
Statement of Operations

For the Period From November 23, 2010 (Inception) through December 31, 2010

Revenues:	$-

Operating expenses:
General and administrative	613
Operating loss before income taxes	(613)

Income tax provision	-

Net loss	$(613)

Net loss per common share - basic and diluted	$(0.00)

Weighted average number of common shares outstanding - basic and diluted	2,684,211

See accompanying notes to the financial statements.

Prime Time Travel, Inc.
(A Development Stage Company)
Statement of Stockholder’s Deficit
For the Period from November 23, 2010 (Inception) through December 31, 2010

	Common Stock		Deficit Accumulated During the Development	Total Stockholder’s
	Shares	Amount	Stage	Deficit

Balance, November 23, 2010 (Inception)	-	$-	$-	$-
Common stock issued to president as compensation on December 15, 2010 at par value of $0.000001	6,000,000	6		6
Net loss			(613)	(613)
Balance, December 31, 2010	6,000,000	$6	$(613)	$(607)

See accompanying notes to the financial statements.

Prime Time Travel, Inc.
(A Development Stage Company)
Statement of Cash Flows

For the Period From November 23, 2010 (Inception) through December 31, 2010

Cash flows from operating activities:
Net loss	$(613)
Adjustments to reconcile net loss to net cash provided by operating activities:
Common stock issued as compensation	6
Changes in operating assets and liabilities:
Accounts payable	632
Customer deposits	6,800
Net cash provided by operating activities	6,825

Net change in cash	6,825
Cash at beginning of period	-
Cash at end of period	$6,825

Supplemental disclosures:
Cash paid for
Interest	$-
Income taxes	$-

See accompanying notes to the financial statements.

Prime Time Travel, Inc.
(A Development Stage Company)
December 31, 2010
Notes to the Financial Statements

1) ORGANIZATION

Prime Time Travel, Inc. a development stage company, (the “Company”), was incorporated on November 23, 2010 in the State of Delaware.  Initial operations have included organization and incorporation, target market identification, new product development, marketing plans, and capital formation.  A substantial portion of the Company’s activities has involved developing a business plan and establishing contacts and visibility in the marketplace.  The Company has generated no revenues through December 31, 2010.

The Company is a sports travel company that creates and manages trips to destination locations for youth basketball teams.  The Company organizes all aspects of tours, including flights, hotels, meals, ground transportation and local competition.  The Company anticipates providing these services to accommodate tours domestically and internationally.

2) SUMMARY OF ACCOUNTING POLICIES

BASIS OF PRESENTATION

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

DEVELOPMENT STAGE COMPANY

The Company is a development stage company as defined by section 810-10-20 of the FASB Accounting Standards Codification. The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced.  All losses accumulated since inception have been considered as part of the Company’s exploration stage activities.

USE OF ESTIMATES

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

CASH EQUIVALENTS

The company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts payable, and customer deposits approximate their fair values because of the short maturity of these instruments.

REVENUE RECOGNITION

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

STOCK-BASED COMPENSATION FOR OBTAINING EMPLOYEE SERVICES

The Company accounts for its stock based compensation in which the Company obtains employee services in share-based payment transactions under the recognition and measurement principles of the fair value recognition provisions of section 718-10-30 of the FASB Accounting Standards Codification. Pursuant to paragraph 718-10-30-6 of the FASB Accounting Standards Codification, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date used to determine the fair value of the equity instruments issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur.

The fair value of shares options or similar instruments award, if any, is estimated on the date of grant using a Black-Scholes option-pricing valuation model.  The ranges of assumptions for inputs are as follows:

•
Expected term of share options and similar instruments: Pursuant to Paragraph 718-10-50-2 of the FASB Accounting Standards Codification the expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration of the contractual term of the instruments and employees’ expected exercise and post-vesting employment termination behavior into the fair value (or calculated value) of the instruments.  The Company uses historical data to estimate employee termination behavior.  The contractual term of share options or similar instruments is used as expected term of share options or similar instruments for the Company if it is a newly formed corporation.

•
Expected volatility of the entity’s shares and the method used to estimate it.  An entity that uses a method that employs different volatilities during the contractual term shall disclose the range of expected volatilities used and the weighted-average expected volatility.  A thinly-traded or nonpublic entity that uses the calculated value method shall disclose the reasons why it is not practicable for it to estimate the expected volatility of its share price, the appropriate industry sector index that it has selected, the reasons for selecting that particular index, and how it has calculated historical volatility using that index. The Company uses the average historical volatility of the comparable companies over the expected contractual life of the share options or similar instruments as its expected volatility.  If shares of a company are thinly traded the use of weekly or monthly price observations would generally be more appropriate than the use of daily price observations as the volatility calculation using daily observations for such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

•
Expected dividends.  An entity that uses a method that employs different dividend rates during the contractual term shall disclose the range of expected dividends used and the weighted-average expected dividends.  The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected contractual life of the option.

•
Risk-free rate(s). An entity that uses a method that employs different risk-free rates shall disclose the range of risk-free rates used.  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the contractual life of the option.

The Company’s policy is to recognize compensation cost for awards with only service conditions and a graded vesting schedule on a straight-line basis over the requisite service period for the entire award.

INCOME TAXES

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement.  Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.  The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

NET LOSS PER COMMON SHARE

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.  Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period.

There were no potentially dilutive shares outstanding as of December 31, 2010.

COMMITMENTS AND CONTINGENCIES

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

CASH FLOWS REPORTING

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.  The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

SUBSEQUENT EVENTS

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued.  Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In January 2010, the FASB issued the FASB Accounting Standards Update No. 2010-06 “Fair Value Measurements and Disclosures (Topic 820) Improving Disclosures about Fair Value Measurements” , which provides amendments to Subtopic 820-10 that requires new disclosures as follows:

1. Transfers in and out of Levels 1 and 2. A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.
2. Activity in Level 3 fair value measurements. In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number).

This Update provides amendments to Subtopic 820-10 that clarify existing disclosures as follows:

1. Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities.

2. Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3.

This Update also includes conforming amendments to the guidance on employers' disclosures about postretirement benefit plan assets (Subtopic 715-20). The conforming amendments to Subtopic 715-20 change the terminology from  major categories  of assets to  classes  of assets and provide a cross reference to the guidance in Subtopic 820-10 on how to determine appropriate classes to present fair value disclosures. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.

In December 2010, the FASB issued the FASB Accounting Standards Update No. 2010-28 “Intangibles—Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts” (“ASU 2010-28”). Under ASU 2010-28, if the carrying amount of a reporting unit is zero or negative, an entity must assess whether it is more likely than not that goodwill impairment exists. To make that determination, an entity should consider whether there are adverse qualitative factors that could impact the amount of goodwill, including those listed in ASC 350-20-35-30. As a result of the new guidance, an entity can no longer assert that a reporting unit is not required to perform the second step of the goodwill impairment test because the carrying amount of the reporting unit is zero or negative, despite the existence of qualitative factors that indicate goodwill is more likely than not impaired. ASU 2010-28 is effective for public entities for fiscal years, and for interim periods within those years, beginning after December 15, 2010, with early adoption prohibited.

In December 2010, the FASB issued the FASB Accounting Standards Update No. 2010-29 “Business Combinations (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations” (“ASU 2010-29”).  ASU 2010-29 specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments in this Update also expand the supplemental pro forma disclosures under Topic 805 to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The amended guidance is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

3) GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As reflected in the accompanying financial statements, the Company had a deficit accumulated during the development stage of $613 at December 31, 2010, a net loss of $613 for the period from November 23, 2010 (inception) through December 31, 2010with no revenues earned from inception through December 31, 2010.

While the Company is attempting to generate sufficient revenues, the Company’s cash position may not be enough to support the Company’s daily operations.  Management intends to raise additional funds by way of a public or private offering.  Management believes that the actions presently being taken to further implement its business plan and generate sufficient revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to generate sufficient revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

4) STOCKHOLDER’S DEFICIT

AUTHORIZED STOCK

The Company has authorized 95,000,000 of common shares with a par value of $.000001 per share.  Each share entitles the holder to one vote, in person or proxy, on any matter on which action of the shareholder of the Company is sought.

The Company has authorized 5,000,000 preferred shares with a par value of $.000001 per share.

Common stock

On December 15, 2010, the Company issued 6,000,000 shares of its common stock to its president as compensation. The management of the Company valued the 6,000,000 common shares at the par value of $0.000001 or $6 in aggregate as the Company is a newly formed corporation.

5) RELATED PARTY TRANSACTIONS

The Company is provided the office space by an officer of the Company without cost. The management determined that such cost is nominal and did not recognize rent expense in its financial statements.

6) INCOME TAXES

Deferred tax assets

At December 31, 2010, the Company had net operating loss (“NOL”) carry–forwards for Federal income tax purposes of $613 that may be offset against future taxable income through 2030.  No tax benefit has been reported with respect to these net operating loss carry-forwards in the accompanying financial statements because the Company believes that the realization of the Company’s net deferred tax assets of approximately $208 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are fully offset by a valuation allowance of $208.

Deferred tax assets consist primarily of the tax effect of NOL carry-forwards.  The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realization.  The valuation allowance increased approximately $208 for the period ended December 31, 2010.

Components of deferred tax assets at December 31, 2010 are as follows:

Net deferred tax assets – Non-current:

Expected income tax benefit from NOL carry-forwards	$208
Less valuation allowance	(208)
Deferred tax assets, net of valuation allowance	$-

Income taxes in the statement of operations

A reconciliation of the federal statutory income tax rate and the effective income tax rate as a percentage   of income before income taxes is as follows:

Federal statutory income tax rate	34.0%
Change in valuation allowance on net operating loss carry-forwards	(34.0)%
Effective income tax rate	0.0% %

7) SUBSEQUENT EVENTS

Management has evaluated all events that occurred after the balance sheet date through the date when these financial statements were issued to determine if they must be reported. The Management of the Company has determined that there were reportable subsequent events to be disclosed.

From March 14, 2011 through April 21, 2011, the Company sold 2,000,000 shares of its common stock at $0.02 per share to 33 individuals for a total of $40,000.

Prime Time Travel, Inc.
Balance Sheets

	September 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash	$15,874	$6,825
Total current assets	15,874	6,825

Total assets	$15,874	$6,825

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$607	$632
Customer deposits	-	6,800

Total current liabilities	607	7,432

Stockholders’ Equity (Deficit):
Preferred stock, par value $.000001, 5,000,000 authorized, none issued and outstanding	-	-
Common stock, par value $.000001, 95,000,000 authorized, 8,000,000 and 6,000,000 shares issued and outstanding, respectively	8	6
Additional paid-in capital	39,988	-
Accumulated deficit	(24,739)	(613)
Total stockholders’ equity (deficit)	15,267	(607)
Total liabilities and stockholders’ equity (deficit)	$15,874	$6,825

See accompanying notes to the financial statements.

Prime Time Travel, Inc.
Statement of Operations
(Unaudited)

For the Nine Months Ended September 30, 2011

Revenues:	$98,155
Cost of revenues	92,822
Gross profit	5,333

Operating expenses:
Professional fees	21,679
General and administrative	7,780
Total operating expenses	29,459

Loss before income taxes	(24,126)

Income tax provision	-

Net loss	$(24,126)

Net loss per common share - basic and diluted	$(0.00)

Weighted average number of common shares outstanding - basic and diluted	7,124,088

See accompanying notes to the financial statements.

Prime Time Travel, Inc.
Statement of Stockholders’ Equity (Deficit)
For the Period from November 23, 2010 (Inception) through September 30, 2011
(Unaudited)

	Common Stock		Additional Paid-in	Deficit Accumulated During the Development	Total Stockholders’
	Shares	Amount	Capital	Stage	Equity (Deficit)

Balance, November 23, 2010 (Inception)	-	$-	$-	$-	$-

Common stock issued to president as compensation on December 15, 2010 at par value of $0.000001	6,000,000	6			6

Net loss				(613)	(613)
Balance, December 31, 2010	6,000,000	6		(613)	(607)

Sale of common stock from March 14, 2011 through June 30, 2011 at $0.02 per share	2,000,000	2	39,998		40,000

Net loss				(24,126)	(24,126)
Balance, September 30, 2011	8,000,000	$8	$39,998	$(24,739)	$15,267

See accompanying notes to the financial statements.

Prime Time Travel, Inc.
Statements of Cash Flows
(Unaudited)

For the Nine Months Ended September 30, 2011

Cash flows from operating activities:
Net loss	$(24,126)
Adjustments to reconcile net loss to net used in operating activities:

Changes in operating assets and liabilities:
Accounts payable	(25)
Customer deposits	(6,800)

Net cash used in operating activities	(30,951)

Cash flows from financing activities:
Sale of common stock	40,000
Net cash provided by financing activities	40,000

Net change in cash	9,049
Cash at beginning of period	6,825
Cash at end of period	$15,874

Supplemental disclosures:
Interest paid	$-
Income tax paid	$-

See accompanying notes to the financial statements.

Prime Time Travel, Inc.
September 30, 2011
Notes to the Financial Statements
(Unaudited)

1) ORGANIZATION

Prime Time Travel, Inc., (the “Company”), was incorporated on November 23, 2010 in the State of Delaware.

The Company is a sports travel company that creates and manages trips to destination locations for youth basketball teams.  The Company organizes all aspects of tours, including flights, hotels, meals, ground transportation and local competition.  The Company anticipates providing these services to accommodate tours domestically and internationally.

2) SUMMARY OF ACCOUNTING POLICIES

BASIS OF PRESENTATION – UNAUDITED INTERIM FINANCIAL INFORMATION

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for the interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) to Form 10-Q and Article 8 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements.  The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented.  Unaudited interim results are not necessarily indicative of the results for the full year.  These financial statements should be read in conjunction with the financial statements of the Company for the period from November 23, 2010 (inception) through December 31, 2010 and notes thereto contained in the information filed as part of the Company’s Registration Statement on Form S-1, of which this Prospectus is a part.

RECLASSIFICATION

Certain amounts in the prior period financial statements have been reclassified to conform to the current period presentation.   These reclassifications had no effect on reported losses

USE OF ESTIMATES ASSUMPTIONS

The preparation of the Company’s financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of financial instruments; revenue realized or realizable and earned; income tax rate, income tax provision and valuation allowance of deferred tax assets; and the assumption that the Company will continue as a going concern.  Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and accounts payable approximate their fair values because of the short maturity of these instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

It is not however, practical to determine the fair value of advances from stockholders due to their related party nature.

CASH EQUIVALENTS

The company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

RELATED PARTIES

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the Related parties include a. affiliates of the Company; b.  Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f.  other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g.  Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include:  a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

COMMITMENT AND CONTINGENCIES

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements.  If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.  Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

REVENUE RECOGNITION

The Company applies paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

STOCK-BASED COMPENSATION FOR OBTAINING EMPLOYEE SERVICES

The Company accounts for its stock based compensation in which the Company obtains employee services in share-based payment transactions under the recognition and measurement principles of the fair value recognition provisions of section 718-10-30 of the FASB Accounting Standards Codification. Pursuant to paragraph 718-10-30-6 of the FASB Accounting Standards Codification, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.  The measurement date used to determine the fair value of the equity instruments issued is the earlier of the date on which the performance is complete or the date on which it is probable that performance will occur.

The fair value of shares options or similar instruments award, if any, is estimated on the date of grant using a Black-Scholes option-pricing valuation model.  The ranges of assumptions for inputs are as follows:

•
Expected term of share options and similar instruments: Pursuant to Paragraph 718-10-50-2 of the FASB Accounting Standards Codification the expected term of share options and similar instruments represents the period of time the options and similar instruments are expected to be outstanding taking into consideration of the contractual term of the instruments and employees’ expected exercise and post-vesting employment termination behavior into the fair value (or calculated value) of the instruments.  The Company uses historical data to estimate employee termination behavior.  The contractual term of share options or similar instruments is used as expected term of share options or similar instruments for the Company if it is a newly formed corporation.

•
Expected volatility of the entity’s shares and the method used to estimate it.  An entity that uses a method that employs different volatilities during the contractual term shall disclose the range of expected volatilities used and the weighted-average expected volatility.  A thinly-traded or nonpublic entity that uses the calculated value method shall disclose the reasons why it is not practicable for it to estimate the expected volatility of its share price, the appropriate industry sector index that it has selected, the reasons for selecting that particular index, and how it has calculated historical volatility using that index. The Company uses the average historical volatility of the comparable companies over the expected contractual life of the share options or similar instruments as its expected volatility.  If shares of a company are thinly traded the use of weekly or monthly price observations would generally be more appropriate than the use of daily price observations as the volatility calculation using daily observations for such shares could be artificially inflated due to a larger spread between the bid and asked quotes and lack of consistent trading in the market.

•
Expected dividends.  An entity that uses a method that employs different dividend rates during the contractual term shall disclose the range of expected dividends used and the weighted-average expected dividends.  The expected dividend yield is based on the Company’s current dividend yield as the best estimate of projected dividend yield for periods within the expected contractual life of the option.

•
Risk-free rate(s). An entity that uses a method that employs different risk-free rates shall disclose the range of risk-free rates used.  The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods within the contractual life of the option.

The Company’s policy is to recognize compensation cost for awards with only service conditions and a graded vesting schedule on a straight-line basis over the requisite service period for the entire award.

INCOME TAXES

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement.  Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying consolidated balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its consolidated balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

NET LOSS PER COMMON SHARE

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.  Diluted net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants, if any.

There were no potentially dilutive common shares outstanding for the interim period ended September 30, 2011.

CASH FLOWS REPORTING

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.  The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

SUBSEQUENT EVENTS

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued.  Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In May 2011, the FASB issued the FASB Accounting Standards Update No. 2011-04 “Fair Value Measurement” (“ASU 2011-04”).  This amendment and guidance are the result of the work by the FASB and the IASB to develop common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with U.S. GAAP and International Financial Reporting Standards (IFRSs).

This update does not modify the requirements for when fair value measurements apply; rather, they generally represent clarifications on how to measure and disclose fair value under ASC 820, Fair Value Measurement, including the following revisions:

•
An entity that holds a group of financial assets and financial liabilities whose market risk (that is, interest rate risk, currency risk, or other price risk) and credit risk are managed on the basis of the entity’s net risk exposure may apply an exception to the fair value requirements in ASC 820 if certain criteria are met. The exception allows such financial instruments to be measured on the basis of the reporting entity’s net, rather than gross, exposure to those risks.

•	In the absence of a Level 1 input, a reporting entity should apply premiums or discounts when market participants would do so when pricing the asset or liability consistent with the unit of account.

•	Additional disclosures about fair value measurements.

The amendments in this Update are to be applied prospectively and are effective for public entity during interim and annual periods beginning after December 15, 2011.

In June 2011, the FASB issued the FASB Accounting Standards Update No. 2011-05 “Comprehensive Income” (“ASU 2011-05”), which was the result of a joint project with the IASB and amends the guidance in ASC 220, Comprehensive Income, by eliminating the option to present components of other comprehensive income (OCI) in the statement of stockholders’ equity. Instead, the new guidance now gives entities the option to present all nonowner changes in stockholders’ equity either as a single continuous statement of comprehensive income or as two separate but consecutive statements. Regardless of whether an entity chooses to present comprehensive income in a single continuous statement or in two separate but consecutive statements, the amendments require entities to present all reclassification adjustments from OCI to net income on the face of the statement of comprehensive income.

The amendments in this Update should be applied retrospectively and are effective for public entity for fiscal years, and interim periods within those years, beginning after December 15, 2011.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

3) GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As reflected in the accompanying financial statements, the Company had an accumulated deficit at September 30, 2011, a net loss and net cash used in operating activities for the interim period then ended, respectively.

While the Company is attempting to generate sufficient revenues, the Company’s cash position may not be enough to support the Company’s daily operations.  Management intends to raise additional funds by way of a public or private offering.  Management believes that the actions presently being taken to further implement its business plan and generate sufficient revenues provide the opportunity for the Company to continue as a going concern.  While the Company believes in the viability of its strategy to generate sufficient revenues and in its ability to raise additional funds, there can be no assurances to that effect.  The ability of the Company to continue as a going concern is dependent upon the Company’s ability to further implement its business plan and generate sufficient revenues.

The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

4) STOCKHOLDER’S DEFICIT

AUTHORIZED STOCK

The Company has authorized 95,000,000 of common shares with a par value of $.000001 per share.  Each share entitles the holder to one vote, in person or proxy, on any matter on which action of the shareholder of the Company is sought.

The Company has authorized 5,000,000 preferred shares with a par value of $.000001 per share.

Common stock

On December 15, 2010, the Company issued 6,000,000 shares of its common stock to its president as compensation. The management of the Company valued the 6,000,000 common shares at the par value of $0.000001 or $6 in aggregate as the Company is a newly formed corporation.

From March 14, 2011 through June 30, 2011, the Company sold 2,000,000 shares of its common stock at $0.02 per share to 33 individuals for a total of $40,000.

5)RELATED PARTY TRANSACTIONS

Capital contribution

During the interim period ended September 30, 2011, the Company’s President contributed $14,500 to the Company for working capital purposes.  This amount has been included in additional paid-in capital as of September 30, 2011.

Free office space

The Company is provided the office space by an officer of the Company without cost. The management determined that such cost is nominal and did not recognize rent expense in its financial statements.

6) SUBSEQUENT EVENTS

Management has evaluated all events that occurred after the balance sheet date through the date when these financial statements were issued to determine if they must be reported. The Management of the Company has determined that there were no reportable subsequent events to be disclosed.

Until March 22, 2012, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus does not constitute an offer to sell nor are they seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and the documents incorporated by reference are correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of these documents or any sale of the securities referred to in this prospectus.

PRIME TIME TRAVEL, INC.

2,000,000

 Shares

 of

 Common Stock

PROSPECTUS

December 23, 2011